Exhibit 99.1

CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801-3336
tel (407) 650-1000 (800) 522-3863
fax (407) 540-2544
www.cnlonline.com

News Release

For information contact:

Carolyn B. Gosselin, APR	John Currie
CNL Chief Communications Officer	Chief Financial Officer
(407) 540-2505	Intrawest Corporation
(604) 669-9777

CNL Income Properties, Inc. to Purchase Majority Interest in Commercial

Properties at Nine Resort Villages Owned by Intrawest Corporation

ORLANDO, Fla. (August 12, 2004) – CNL Income Properties, Inc., a real estate investment trust (REIT) focused primarily on recreation and lifestyle properties, announced today it has entered into a partnership to purchase an 80 percent ownership interest in commercial properties at nine resort villages owned by Intrawest Corporation (NYSE: IDR; TSX: ITW) and its affiliates. The $160 million acquisition, subject to completion of customary closing conditions, includes premier retail and commercial space located in the Intrawest villages. Intrawest will retain 20 percent ownership of these facilities and continue in its role as property and leasing manager.

While tenant groups vary based on location, the commercial component of these villages typically includes restaurants, retail space and specialty shops. The villages, most of which are part of popular North American ski resorts, include:

•	Whistler Creekside at Whistler Blackcomb, British Columbia, Canada

•	Village of Baytowne Wharf at Sandestin Golf and Beach Resort, Destin, Florida

•	Village at Squaw Valley USA, Lake Tahoe, California

•	Village at Mammoth Mountain, Mammoth Lakes, California

•	Village at Copper Mountain, Copper, Colorado

•	MonteLago Village at Lake Las Vegas Resort, Las Vegas, Nevada

•	Village at Blue Mountain, Ontario, Canada

•	Village at Snowshoe Mountain, Snowshoe, West Virginia

•	Village at Stratton, Stratton, Vermont

“This partnership is ideal for the lifestyle investment objectives of this REIT,” said CNL Income Properties President Byron Carlock. “The properties are in excellent locations and have marked opportunity for growth, and Intrawest is a recognized leader in its field.”

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Intrawest CEO Joe Houssian echoed Carlock’s sentiments. “To position the company for continued success, Intrawest is transitioning from a capital-intensive to a more management-intensive structure as further exemplified by this pending transaction,” he said. “We consider CNL Income Properties to be a key partner for the future.”

CNL Income Properties invests in income-producing real estate with an emphasis on recreation and lifestyle segments, such as golf resorts, marinas, vacation ownership, and ski resorts and adjacent property. The Intrawest commercial portfolio will be CNL Income Properties’ first acquisition.

“We’re building a portfolio of premier properties that capitalizes on the changing real estate utilization patterns of baby boomers, echo boomers and genXers who, we believe, will be golfing, traveling and shopping like never before,” said Carlock. “To have had the opportunity to forge this partnership with Intrawest right out of the gate is exciting.”

The Intrawest commercial portfolio includes Whistler Creekside one of two retail villages at Whistler Blackcomb, a 7,000-acre ski resort 75 miles north of Vancouver. According to Intrawest Corporation Whistler Blackcomb saw 2.1 million ski visits in the 2002/2003 season (November 02 through April 03) and will be a host venue for the 2010 Winter Olympic Games. The year-round resort municipality is home to three championship golf courses and was named Canada’s “number one golf destination” by Golf Course Ranking Magazine.

The commercial portfolio also includes Village of Baytowne Wharf, a 56,000-square-foot retail village located in Sandestin Golf and Beach Resort. The 2,400-acre resort, which offers a variety of water sports, golf, tennis and lodging, is located midway between Panama City and Pensacola on Florida’s northwest peninsula, an area that draws approximately 4.5 million visitors annually (source: Emerald Coast Convention and Visitors Bureau).

The transaction is expected to close before the end of the year. There are no assurances that all of the closing conditions will be satisfied or that CNL Income Properties will acquire these facilities.

About CNL Income Properties, Inc.

CNL Income Properties, Inc. is a real estate investment trust (REIT) that invests in income-producing real estate with an emphasis on recreation and lifestyle segments, such as ski resorts, golf courses, outlet centers, marinas, campgrounds and vacation ownership interests. The REIT is an affiliate of CNL Financial Group (CNL), one of the nation’s largest, privately held real estate investment and finance companies. Headquartered in Orlando, Fla., CNL and the entities it has formed or acquired have more than $16 billion in assets – including $3 billion managed for third-party investors – and have interests in more than 4,700 properties across North America. For more information, visit www.cnlonline.com.

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About Intrawest Corporation

Intrawest Corporation (NYSE: IDR; TSX: ITW) is the world’s leading developer and operator of village-centered resorts. Intrawest owns or controls 10 mountain resorts in North America’s most popular mountain destinations, including Whistler Blackcomb, a host venue for the 2010 Winter Olympic Games. The Company also owns Sandestin Golf and Beach Resort in Florida and has a premier vacation ownership business, Club Intrawest. Intrawest is developing an additional six resort villages at locations in North America and Europe. The company has a 45 percent interest in Alpine Helicopters Ltd., owner of Canadian Mountain Holidays, the largest heli-skiing operation in the world. Intrawest is headquartered in Vancouver, British Columbia. For more information, visit www.intrawest.com.

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Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995

Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about future events. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements. The Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Although the Company believes its current expectations are based upon reasonable assumptions, the Company can give no assurance that expectations will be attained or that actual results will not differ materially.